EXHIBIT 99.2

                            AGREEMENT OF JOINT FILING

Crestview Capital Master, LLC, Midsummer Investment Ltd., Islandia, L.P. , Rooster L.P. Big Bend XI Investments, Ltd, HLTFFT LLC, Richard Kiphart and Crestview Warrant Fund, L.P. agree that Amendment No. 1 to the Schedule 13D related to the Common Stock of North American Technologies Group, Inc. to which this Agreement is attached, and all future amendments to such Schedule 13D, shall be filed on behalf of each of them. This Agreement is intended to satisfy the requirements of Rule 13d-l (k)(l) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in any number of counterparts, each of which shall be deemed to be in original, but all of which together shall constitute one and the same instrument.

Date:   November 28, 2004

CRESTVIEW CAPITAL MASTER, LLC

By: /s/ Richard Levy
    Name: Richard Levy
    Title: Managing Partner

MIDSUMMER INVESTMENT, LTD.

By: /s/ Michel A. Amsalem
    Name: Michel A. Amsalem
    Title: Director

ISLANDIA, L.P.

By: /s/ Edgar Berner
    Name: Edgar Berner
    Title: Partner

ROOSTER, L.P.

By: /s/ Edgar Berner
    Name: Edgar Berner
    Title: Partner

BIG BEND XI INVESTMENTS, LTD

By: /s/ Richard W. Slaven
    Name: Richard W. Slaven
    Title: Vice President, 2M Companies, Inc.,
    General Partner

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HLTFFT LLC

By: /s/ Harris Toibb
    Toibb Management, LLC, its Manager
    Harris Toibb, Manager


RICHARD KIPHART

By: /s/ Richard Kiphart
Name: Richard Kiphart


CRESTVIEW WARRANT FUND, L.P.

/s/ Daniel Warsh
Name:  Daniel Warsh
Title: Manager